EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

VENUS CONCEPT INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	3,300,000	$0.44	$1,452,000	$0.0001102	$160.01
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	1,100,000	$0.2725	$299,750	$0.0001102	$33.03
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,751,750		$193.04
	Total Fee Offsets							$0.00
	Net Fee Due							$193.04

(1)
Represents the Registrant’s common stock (the “Common Stock”) that are reserved for issuance upon the vesting of (i) 3,300,000 options granted to Rajiv De Silva, the Registrant’s Chief Executive Officer and (ii) 1,100,000 options granted to Hemanth Varghese, the Registrant’s President and Chief Business Officer, as inducements material to Mr. De Silva’s and Dr. Varghese’s appointments as described in the accompanying Registration Statement on Form S-8 (the “Inducement Grants”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also includes additional shares of Common Stock in respect of the securities identified in the above table that may become issuable pursuant to the Inducement Grants by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)
Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.